                                                                EXHIBIT 10

                    AMENDMENT TO CHANGE OF CONTROL AGREEMENT

         THIS AMENDMENT, effective as of March 17, 1997, amends the agreement that was entered into as of October 15, 1996, between KEYCORP, an Ohio corporation ("Key"), and [NAME OF EXECUTIVE] (the "Executive") to provide the Executive with certain rights in the event of a Change of Control of Key, as defined in that agreement (the "Agreement"). This Amendment (a) eliminates the provision captioned "Excess Parachute Payment Reduction," which was originally incorporated in the Agreement at Section 4.3, (b) substitutes for that provision, at new section 2.4, a new provision captioned "Gross-Up of Payments Deemed to be Excess Parachute Payments," and (c) makes various conforming changes.

         Key and the Executive agree, effective as of the date first set forth above, as follows:

         1. The first sentence of Section 1 of the Agreement is hereby amended by deleting therefrom the text "4.3 (regarding excess parachute payments), and 4.4" and inserting in its place the text "and 4.3" so that, as amended, that sentence reads, in its entirety, as follows:

         "The benefits described in Sections 1.1, 1.2, and 1.3 below are subject to the limitations set forth in Sections 4.1 (which requires an election among applicable agreements providing severance benefits if more than one such agreement would apply in the particular circumstances of the termination of the Executive's employment and stipulates that any payments received under this Agreement are in lieu of other claims or rights), 4.2 (regarding withholding), and 4.3 (requiring the execution of a waiver and release by the Executive)."

         2. Section 4.3 of the Agreement, captioned "Excess Parachute Payment Reduction," is hereby deleted from the Agreement.

         3. Section 4.4 of the Agreement, captioned "Waiver and Release," is hereby renumbered as Section 4.3.

         4. Section 3 of the Agreement is hereby amended by deleting the cross reference to "Section 4.4" and substituting in its place a cross reference to "Section 4.3".

         5. Section 4.1 of the Agreement is hereby amended by deleting the text

          "(y) if the Executive elects to receive payments under the Prior Agreement, the provisions of Sections 2.1 and 2.2 of this Agreement shall nevertheless continue to be applicable, but without duplication of payments."

and substituting in its place the text:

         "(y) if the Executive elects to receive payments under the Prior Agreement, the provisions of Sections 2.1, 2.2, and 2.4 of this Agreement shall nevertheless continue to be applicable, but without duplication of payments."

         6. Section 4.2 of the Agreement is hereby amended by deleting therefrom the text:

         "Without limiting the right of Key or its Subsidiary to withhold taxes pursuant to this Section 4.2,"

and substituting in its place the text:

         "Without limiting either the right of Key or its Subsidiary to withhold taxes pursuant to this Section 4.2 or the obligation of Key to make gross-up payments pursuant to Section 2.4,"

         7. A new Section 2.4 is hereby added to the Agreement immediately after existing Section 2.3, reading in its entirety as follows:

         "2.4  Gross-Up of Payments Deemed to be Excess Parachute Payments.

                  "(a) Key and the Executive acknowledge that, following a Change of Control, one or more payments or distributions to be made by Key to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, under some other plan, agreement, or arrangement, or otherwise) (a "Payment") may be determined to be an "excess parachute payment" that is not deductible by Key for federal income tax purposes and with respect to which the Executive will be subject to an excise tax because of Sections 280G and 4999, respectively, of the Internal Revenue Code (hereinafter referred to respectively as "Section 280G" and "Section 4999"). If the Executive's employment is terminated after a Change of Control occurs, the Accounting Firm, which, subject to any inconsistent position asserted by the Internal Revenue Service, shall make all determinations required to be made under this Section 2.4, shall determine whether any Payment would be an excess parachute payment and shall communicate its determination, together with detailed supporting calculations, to Key and to the Executive within 30 days after the Termination Date or such earlier time as is requested by Key. Key and the Executive shall cooperate with each other and the Accounting Firm and shall provide necessary information so that the Accounting Firm may make all such determinations. Key shall pay all of the fees of the Accounting Firm for services performed by the Accounting Firm as contemplated in this Section 2.4.

                  "(b) If the Accounting Firm determines that any Payment gives rise, directly or indirectly, to liability on the part of the Executive for excise tax under Section 4999 (and/or any penalties and/or interest with respect to any such excise tax), Key shall make additional cash payments to the Executive, from time to time and at the same time as any Payment constituting an excess parachute payment is paid or provided to the Executive, in such amounts as are necessary to put the Executive in the same position, after payment of all federal, state, and local taxes (whether income taxes, excise taxes under Section 4999 or otherwise, or other taxes) and any and all penalties and interest with respect to any such excise tax, as the Executive would have been in after payment of all federal, state, and local income taxes if the Payments had not given rise to an excise tax under Section 4999 and no such penalties or interest had been imposed.

                  "(c) If the Internal Revenue Service determines that any Payment gives rise, directly or indirectly, to liability on the part of the Executive for excise tax under Section 4999 (and/or any penalties and/or interest with respect to any such excise tax) in excess of the amount, if any, previously determined by the Accounting Firm, Key shall make further additional cash payments to the Executive not later than the due date of any payment indicated by the Internal Revenue Service with respect to these matters, in such amounts as are necessary to put the Executive in the same position, after payment of all federal, state, and local taxes (whether income taxes, excise taxes under Section 4999 or otherwise, or other taxes) and any and all penalties and interest with respect to any such excise tax, as the Executive would have been in after payment of all federal, state, and local income taxes if the Payments had not given rise to an excise tax under
         Section 4999 and no such penalties or interest had been imposed.

                  "(d) If Key desires to contest any determination by the Internal Revenue Service with respect to the amount of excise tax under
         Section 4999, the Executive shall, upon receipt from Key of an unconditional written undertaking to indemnify and hold the Executive harmless (on an after tax basis) from any and all adverse consequences that might arise from the contesting of that determination, cooperate with Key in that contest at Key's sole expense. Nothing in this Paragraph (d) shall require the Executive to incur any expense other than expenses with respect to which Key has paid to the Executive sufficient sums so that after the payment of the expense by the Executive and taking into account the payment by Key with respect to that expense and any and all taxes that may be imposed upon the Executive as a result of the Executive's receipt of that payment, the net effect is no cost to the Executive. Nothing in this Paragraph (d) shall require the Executive to extend the statute of limitations with respect to any item or issue in the Executive's tax returns other than, exclusively, the excise tax under Section 4999. If, as the result of the contest of any assertion by the Internal Revenue Service with respect to excise tax under Section 4999, the Executive receives a refund of a Section 4999 excise tax previously paid and/or any interest with respect thereto, the Executive shall promptly pay to Key such amount as will leave the Executive, net of the repayment and all tax effects, in the same position, after all taxes and interest, that he would have been in if the refunded excise tax had never been paid."

         8. Except as expressly amended by this Amendment, the Agreement remains in full force and effect.

         IN WITNESS WHEREOF, the parties have executed this Amendment effective as of the date first written above.

                                      KEYCORP

                                      By
                                        -------------------------------------
                                        Robert W. Gillespie
                                        Chairman of the Board, President, and
                                        Chief Executive Officer


                                      THE "EXECUTIVE"



                                      ------------------------------
                                      [NAME OF EXECUTIVE]